CORNING INCORPORATED Offer to Purchase For Cash Up to $800,000,000 Aggregate Principal Amount at Maturity of its Outstanding Zero Coupon Convertible Debentures Due November 8, 2015 (CUSIP No. 219350 AJ 4)

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 4, 2003 UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

May 7, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Corning Incorporated, a New York corporation (“Corning”), has appointed us to act as Dealer Managers in connection with its offer to purchase for cash, on the terms and subject to the conditions set forth in the Offer to Purchase dated May 7, 2003 (as it may be supplemented or amended from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal,” and, together with the Offer to Purchase, the “Offer”), up to $800,000,000 aggregate principal amount at maturity of its outstanding Zero Coupon Convertible Debentures Due November 8, 2015 (the “Notes”), at a purchase price of not greater than $750 nor less than $725 per $1,000 principal amount at maturity, with the price to be determined by the “Modified Dutch Auction” procedure described below. Enclosed for your consideration are copies of the Offer to Purchase and Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

Under the “Modified Dutch Auction” procedure, Corning will determine a single purchase price not greater than $750 or less than $725 per $1,000 principal amount at maturity of Notes, that, subject to the terms and conditions of the Offer, Corning will pay for Notes validly tendered and not withdrawn pursuant to the Offer, taking into account the principal amount at maturity of Notes so tendered and the prices specified by tendering holders. Corning will select the lowest purchase price that will allow it to buy up to $800,000,000 principal amount at maturity of the Notes. Only Notes validly tendered at prices at or below the purchase price determined by Corning, and not withdrawn, will be subject to purchase pursuant to the Offer. Upon the terms and the conditions of the Offer, including the proration provisions, Corning will purchase at the single purchase price, net to the seller in cash, all Notes that are validly tendered and not withdrawn at prices at or below the purchase price. If more than $800,000,000 principal amount at maturity of Notes are validly tendered and not withdrawn in the Offer at or below the purchase price determined by Corning, such Notes will be purchased on a pro rata basis, subject to the terms and conditions of the Offer. You may tender, and Corning will only accept, Notes tendered in denominations of $1,000 principal amount at maturity and integral multiples thereof. Corning will return all Notes not purchased promptly after the Offer is completed or terminated.

Corning’s Board of Directors has approved the making of the Offer by Corning. However, none of Corning, its Board of Directors or employees, the Dealer Managers, the Depositary, the Information Agent or any of their respective affiliates, makes any recommendation to any holder as to whether to tender or refrain from tendering Notes, or as to the price or prices at which you may choose to tender your Notes.

Holders of Notes whose certificates for their Notes are not lost but are not immediately available; who do not have sufficient time to permit their Letter of Transmittal, certificates representing Notes and all other required documents to reach the Depositary prior to the Expiration Time; or cannot complete the procedures for a book-entry transfer (including delivery of an Agent’s Message) prior to the Effective Time, must tender their Notes using a Notice of Guaranteed Delivery in accordance with the guaranteed delivery procedures set forth in Section 9 “Procedures for Tendering Notes—Guaranteed Delivery” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold the Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.    The Offer to Purchase dated May 7, 2003;

2.    A Letter of Transmittal for the Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup tax withholding;

3.    A Notice of Guaranteed Delivery;

4.    A printed form of letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.    A return envelope addressed to Alpine Fiduciary Services, Inc., the Depositary. The address and telephone number of the Depositary, is set forth on the back cover of the enclosed Offer to Purchase.

DTC participants are required to execute tenders through the DTC Automated Tender Offer Program.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. Notes tendered pursuant to the Offer may be validly withdrawn, subject to the procedures described in the Offer to Purchase, at any time prior to the Expiration Time.

Please refer to Section 9—“Procedures for Tendering Notes” in the Offer to Purchase for a description of the procedures which must be followed to tender Notes in the Offer. Corning will pay all transfer taxes, if any, applicable to the tender of Notes, except as otherwise provided in the Offer.

Corning will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, Information Agent and Depositary as described in the Offer to Purchase) for soliciting tenders of Notes in the Offer. Corning will, however, upon request reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, or J.P. Morgan Securities Inc. or Banc of America Securities LLC, the Dealer Managers for the Offer, at their respective addresses and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Managers.

Very truly yours,

J.P. MORGAN SECURITIES INC.

BANC OF AMERICA SECURITIES LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CORNING, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

IMPORTANT:    THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF), WITH ANY REQUIRED SIGNATURE GUARANTEES, TOGETHER WITH THE NOTES OR AN ELECTRONIC CONFIRMATION THROUGH DTC’S ATOP (TOGETHER WITH A BOOK-ENTRY CONFIRMATION) OR A NOTICE OF GUARANTEED DELIVERY, IF APPLICABLE, AND ALL OTHER ACCOMPANYING EVIDENCES OF AUTHORITY AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY AT OR PRIOR TO THE EXPIRATION TIME IN ORDER FOR A TENDERING HOLDER TO RECEIVE THE PURCHASE PRICE FOR THEIR TENDERED NOTES. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITORY.

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